Exhibit 99.1

Eiger Bio Reports Third Quarter 2018 Financial Results

•	HDV Phase 3 D-LIVR study start in 2018 and Progeria NDA planned in 2019

•	Over $100 million in cash to advance late stage rare disease pipeline

PALO ALTO, Calif., November 9, 2018 — Eiger BioPharmaceuticals, Inc. (Nasdaq:EIGR), focused on the development and commercialization of targeted therapies for rare diseases, announced today financial results for the three and nine months ended September 30, 2018 and provided a business update.

Recent Highlights

Hepatitis D Virus (HDV) Program

Lonafarnib

○	FDA concurrence on Phase 3 D-LIVR design and endpoints (N~400)
○	U.S. patent issuance for lonafarnib boosted with ritonavir in HDV

Lambda in HDV

○	Positive Phase 2 LIMT (mono therapy) end of treatment data (N=33)
○	Phase 2 LIFT (combo therapy with lonafarnib) dosing at NIH (N~26)

Progeria and Progeroid Laminopathies Program

•	FDA guidance on regulatory pathway to lonafarnib NDA in 2019
•	FDA grants Rare Pediatric Disease (RPD) designation for lonafarnib

Post-Bariatric Hypoglycemia (PBH) Program

•	Positive Phase 2 PREVENT 28-day study data (N=18)

Corporate Activity

•	Public offering raised $47.6 million in net proceeds
•	Cash increased to over $100 million

4Q 2018 Events

•	Investor Day on December 11, 2018 in NYC

“Eiger is advancing only the most promising programs in our pipeline for rare diseases, all of which have reported critical Phase 2 positive results,” said David Cory, President and CEO. “The company is now preparing a new drug application (NDA) in Progeria, enrolling the first-ever Phase 3 study in hepatitis delta virus (HDV) infection, and targeting regulatory guidance in post-bariatric hypoglycemia (PBH) in 2019.”

Third Quarter 2018 Financial Results

Net loss for the third quarter of 2018 was $17.1 million, or $1.20 per share basic and diluted, compared to a net loss of $9.2 million, or $1.10 per share basic and diluted for the third quarter of 2017. Net losses were $35.9 million and $31.6 million for the nine months ended September 30, 2018 and 2017, respectively, or $2.93 and $3.77 per share basic and diluted, respectively.

Research and development expenses for the third quarter of 2018 were $13.2 million compared to $6.1 million for the third quarter of 2017, an increase of $7.1 million. R&D expenses were $25.1 million and $21.7 million for the nine months ended September 30, 2018 and September 30, 2017, respectively.

General and administrative expenses for the third quarter of 2018 were $3.6 million compared to $2.7 million for the third quarter of 2017, an increase of $0.9 million. G&A expenses for the nine months ended September 30, 2018 and September 30, 2017 were $9.9 million and $9.2 million, respectively.

On September 30, 2018, Eiger reported cash, cash equivalents and short-term debt securities of $64.9 million, compared to $41.8 million at December 31, 2017, an increase of $23.1 million. This reported figures does not include our recently completed public offering proceeds.

On October 25, 2018, Eiger announced the closing of its underwritten public offering of 4,830,918 shares of its common stock including the exercise in full of the underwriter’s option to purchase up to 630,120 shares, at a price of $10.35 per share. The offering was made under Eiger’s effective shelf registration statement and resulted in net proceeds to the company of approximately $47.6 million, after deducting underwriting discounts and commissions and estimated offering expenses.

About Eiger

Eiger is a late stage biopharmaceutical company focused on the development and commercialization of targeted therapies for rare diseases. We innovate by developing well-characterized drugs in newly identified or novel targets in rare diseases. Our mission is to systematically reduce the time and cost of the drug development process to more rapidly deliver important medicines to patients. Our lead program in Hepatitis Delta Virus (HDV) infection is advancing into Phase 3 with a single, pivotal trial (D-LIVR Study) planned to initiate by the end of 2018. For additional information about Eiger and its clinical programs, please visit www.eigerbio.com.

Note Regarding Forward-Looking Statements

This press release contains “forward-looking” statements that involve substantial risks and uncertainties. All statements other than statements of historical facts, including statements regarding our future financial condition, timing for and outcomes of clinical results, business strategy and plans and objectives for future operations, are forward looking statements. These forward-looking statements include terminology such as “believe,” “will,” “may,” “estimate,” “continue,” “anticipate,” “contemplate,” “intend,” “target,” “project,” “should,” “plan,” “expect,” “predict,” “could,” “potentially” or the negative of these terms. Forward looking statements are our current statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our ongoing and planned clinical development, including whether the D-LIVR Phase 3 study as a single, pivotal study will be initiated by the end of 2018; whether the D-LIVR Phase 3 study results, if successful, will be sufficient to support registration; the timing of and our ability to initiate or enroll clinical trials, including whether our D-LIVR study can be initiated by the end of this year; our ability to complete and achieve successful clinical study results with any or all of our product candidates in order make timely regulatory filings and obtain and maintain regulatory approvals based on our expected timelines; our ability to move lonafarnib into potentially pivotal clinical studies and file an NDA for progeria in a successful and timely manner; our intellectual property position; and the potential safety, efficacy, reimbursement, convenience clinical and pharmaco-economic benefits of our product candidates as well as the commercial opportunities, including potential market sizes and segments; our ability to finance the continued advancement of our development pipeline products, including our results of operations, cash available, financial condition, liquidity, prospects, growth and strategies; and the potential for success of any of our product candidates.

Various important factors could cause actual results or events to differ materially from the forward-looking statements that Eiger makes, including the risks described in the “Risk Factors” sections in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 and Eiger’s periodic reports filed with the SEC. Eiger does not assume any obligation to update any forward-looking statements, except as required by law.

SOURCE: Eiger BioPharmaceuticals, Inc.

Investors:

Jim Welch, Eiger BioPharmaceuticals, 650-279-9845, jwelch@eigerbio.com

Ingrid Choong, PhD, Eiger BioPharmaceuticals, 650-619-6115, ichoong@eigerbio.com

Eiger BioPharmaceuticals, Inc.

Selected Statements of Operations Financial Data

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Operating expenses:
Research and development	$13,196	$6,145	$25,080	$21,740
General and administrative	3,643	2,727	9,874	9,195

Total operating expenses	16,839	8,872	34,954	30,935

Loss from operations	(16,839)	(8,872)	(34,954)	(30,935)
Interest expense	(681)	(388)	(1,574)	(1,129)
Interest income	371	98	654	321
Other income (expense), net	5	(8)	(16)	188

Net loss	$(17,144)	$(9,170)	$(35,890)	$(31,555)

Net loss per common share:
Basic and diluted	$(1.20)	$(1.10)	$(2.92)	$(3.77)

Shares used to compute net loss per common share:
Basic and diluted	14,255,843	8,372,934	12,290,500	8,366,880

Eiger BioPharmaceuticals, Inc.

Selected Balance Sheets Financial Data

(in thousands)

(unaudited)

	September 30, 2018	December 31, 2017
Balance Sheet Data:
Cash, cash equivalents and investments	$64,940	$41,779
Working capital	52,263	35,222
Total assets	67,378	42,882
Total stockholders’ equity	33,767	22,522